Exhibit 99.1

Media Contact:	Investor Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Names Fournier ‘Boots’ Gale General Counsel

BIRMINGHAM, Ala. (Feb. 28, 2011) – Regions Financial (NYSE:RF) today announced it has named Fournier J. “Boots” Gale, III, senior executive vice president and general counsel.

Gale, 66, will report to Chief Executive Officer Grayson Hall and serve on the company’s Executive Council as well as its Operating Committee. Before joining Regions, Gale was a founding partner of Maynard Cooper & Gale PC in Birmingham.

“Boots is well-known in legal and business circles for his vast experience and wise counsel, and we’re pleased to have him join Regions,” Hall said. “A hallmark of his 40-year legal career has been his ability to understand new regulatory and legal environments and to help his diverse clients navigate complex issues. The regulatory and legal environment for financial services will continue to evolve over the next several years and Boots will provide the expert counsel necessary to help us grow.”

Since the founding of Maynard Cooper & Gale PC in 1984, the Birmingham-based firm has grown to more than 200 attorneys statewide and is one of the Southeast’s leading law firms.

“Serving as general counsel to an institution like Regions is a rare opportunity, and it will be an exciting new challenge after my long career in private practice. I’m looking forward to joining Grayson and his talented management team at Regions and helping as the company grows in this challenging environment,” Gale said. “I am also extremely grateful to my friends and colleagues at Maynard Cooper who have built the firm and make it such a great place to practice law.”

John Buchanan, Regions’ previous general counsel, will transition to a leadership role in coordinating the company’s implementation and compliance with new regulations stemming from the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as retaining responsibility for corporate insurance. He will continue to report to Hall.

Gale received both a bachelor’s degree and law degree from the University of Alabama, where he served as editor in chief of the Alabama Law Review.

He is a former president of the University of Alabama Law School Foundation and has been active in many civic and community organizations, including Leadership Birmingham and Leadership Alabama. He has served as general counsel to the Business Council of Alabama since its inception.

Gale is a former president of both the Alabama State Bar and the Birmingham Bar Association. He was a member of the Alabama Commission on Higher Education for nine years and served as the chairman from 1998 to 2000.

Nationally, Gale served on the ABA Standing Committee of the Federal Judiciary (Eleventh District) and the Standing Committee on Alternative Dispute Resolution. He is a fellow of the American Bar Foundation and has served on the Board of Directors of the American Judicature Society.

About Regions Financial Corporation

Regions Financial Corporation, with $132 billion in assets, is a member of the S&P 100 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and 2,200 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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